UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                           AMERICA MINERAL FIELDS INC.

                                (Name of Issuer)

                         Common Shares without par value

                         (Title of Class of Securities)


                                     023925
                                 (CUSIP Number)


                                  May 20, 2003
             (Date of Event which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

CUSIP No. 023925                                                    Page 2 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
                           Exploration Capital Partners 2000 Limited Partnership

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY)       88-0451737


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             3,150,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               3,150,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       3,150,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

CUSIP No. 023925                                                    Page 3 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON           Resource Capital Investment Corporation
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)       88-0384025


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                          Nevada
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             3,150,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               3,150,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       3,150,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              CO
--------------------------------------------------------------------------------

CUSIP No. 023925                                                    Page 4 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                     Rule Family Trust udt 12/17/98
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY)   Not Applicable


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             3,150,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               3,150,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       3,150,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

CUSIP No. 023925                                                    Page 5 of 10

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON                               Arthur Richards Rule
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY)   Not Applicable


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                                      0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                             3,150,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                                    0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                               3,150,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       3,150,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            8.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                                                              IN
--------------------------------------------------------------------------------

CUSIP No. 023925                                                    Page 6 of 10

Item 1(a).  Name of Issuer:

            America Mineral Fields Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            St. George's House, 15 Hanover Square
            London, England W1S 1HS

Item 2
      (a). - (c).

      Name, Principal Business Address and Citizenship of Persons Filing:

            (1) Exploration Capital Partners 2000 Limited Partnership ("Exploration Capital 2000")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship:  Nevada

            (2) Resource Capital Investment Corporation ("Resource Capital") 7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship:  Nevada

            (3)   Rule Family Trust udt 12/17/98 (the "Trust")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship:  California

            (4)   Arthur Richards Rule ("Mr. Rule")
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Citizenship:  California

Item 2(d).  Title of Class of Securities: Common Shares without par value

Item 2(e).  CUSIP Number: 023925

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

      (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.
      (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                Not Applicable

CUSIP No. 023925                                                    Page 7 of 10

Item 4.     Ownership.

            The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

            This Statement is filed by (i) Exploration Capital 2000, as the direct beneficial owner of 3,150,000 Common Shares (including 1,575,000 immediately exercisable share purchase warrants) of the Issuer; (ii) by virtue of its position as General Partner of Exploration Capital 2000, by Resource Capital; (iii) by virtue of its indirect ownership and control of Exploration Capital 2000, as described in the following sentence, by the Trust; and (iv) by virtue of his positions with Resource Capital and ownership interest in the Trust, as described in the following sentence, by Mr. Rule. Mr. Rule is President and a Director of Resource Capital and, with his wife, is co-Trustee of the Trust, which owns 90% of Resource Capital.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 023925                                                    Page 8 of 10

                                   SIGNATURES

      After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 22, 2003         Exploration Capital Partners 2000 Limited Partnership

                           By:  Resource Capital Investment Corporation,
                                 its general partner

                           By:  /s/ Keith Presnell
                                ---------------------------------------
                                Keith Presnell, Chief Financial Officer


Date: May 22, 2003         Resource Capital Investment Corporation

                           By:  /s/ Keith Presnell
                                ---------------------------------------
                                  Keith Presnell, Chief Financial Officer


Date: May 22, 2003         Rule Family Trust udt 12/17/98

                           By:  /s/ Keith Presnell
                                ---------------------------------------
                                  Keith Presnell, Attorney-in-Fact for
                                   Arthur Richards Rule, Trustee


Date: May 22, 2003         Arthur Richards Rule, individually

                           By:  /s/ Keith Presnell
                                ---------------------------------------
                                  Keith Presnell, Attorney-in-Fact